                                                                    Exhibit 99.5


                     PROVIDENT BANCORP, INC. STOCK OFFERING


                               TABLE OF CONTENTS
                               -----------------



CORRESPONDENCE
--------------

Letter To VRD Members (Eligible to Vote)
Letter To Closed ERD and SERD Accounts (Can Buy, Not Vote)
Potential Investor Letter (Call - Ins and Prospects)
Ryan, Beck "Broker Dealer" Letter
Stock Order Acknowledgment Letter
Stock Certificate Mailing Letter
Stockgram
Proxygram

ADVERTISEMENTS
--------------

Tombstone Newspaper Advertisement, if desired
Lobby Poster

BROCHURES
---------

Invitation (and Lobby Poster)
Marketing Folder and Mission Statement
Q&A Brochure

FORMS
-----

Stock Order Form
Proxy Card

LETTER TO MEMBERS ELIGIBLE TO VOTE
[Provident Bancorp Letterhead]



Dear Customer:

It is my pleasure to inform you of an investment opportunity and to request your vote on our plan of corporate reorganization (The "Plan"). Pursuant to the Plan, our organization will change from a mutual ("mutual", meaning no stockholders) corporate structure to a mutual holding company corporate structure, under which our organization will become partially stockholder-owned.

To effect the change, we are forming Provident Bancorp, Inc., a stock holding company that will serve as Provident Bank's parent corporation. We will also establish Provident Bancorp, MHC, a mutual holding company, which will be issued the majority of Provident Bancorp, Inc.'s outstanding shares of common stock.
Up to __________ additional shares of Provident Bancorp, Inc. stock is now being offered for sale to investors at a purchase price of $10 per share. Creation of the two holding companies will increase our business flexibility, and the funds raised in the Offering will increase our already strong capital base, to support continued growth and expansion of products and services.

THE VOTE:
---------

YOUR VOTE IS IMPORTANT. We have received conditional regulatory approval, but in order for us to implement the Plan, we must also receive the approval of Provident Bank's customers eligible to vote on the Plan. Included herein is a Proxy Statement describing the Plan and the business reasons for the change in corporate structure. PLEASE VOTE AND SIGN THE PROXY CARD(S). PLEASE MAIL THE CARD(S) IN THE ENCLOSED PROXY RETURN ENVELOPE, TO BE RECEIVED BY 10:00 A.M., NEW YORK TIME, ON _________, 1998.

Our Board of Directors would like you to note that:
- Not voting must be treated the same as voting against the Plan, so your vote is very important. I hope you join our Board members in voting IN FAVOR of the Plan.

-  Voting does not obligate you to purchase stock in the Offering.

   The Plan will not result in changes to the account numbers or terms of your deposit accounts or loans. Your deposit accounts will continue to be insured by the FDIC.

- The Plan does not involve outside companies or persons. Provident Bank will remain independent and community-oriented. You will continue to enjoy the same services in the same offices with the same staff.

THE STOCK OFFERING:
-------------------

AS AN ELIGIBLE CUSTOMER OF PROVIDENT BANK, YOU HAVE A PURCHASE PRIORITY (BUT NO OBLIGATION) TO BUY IN THE OFFERING. Those who purchase common stock in the Offering will share the potential for



                                                                          (over)

LETTER TO MEMBERS ELIGIBLE TO VOTE
Page 2



earnings and capital growth through possible receipt of dividends and possible appreciation in the market value of the stock. There can, of course, be no assurance that such benefits will be attained. Please read the enclosed Prospectus carefully before making an investment decision.

If you would like to place an order for common stock, you may do so WITHOUT PAYING A SALES COMMISSION. Please complete the enclosed Stock Order Form and return it in the Stock Order Return Envelope, along with payment or authorization to withdraw funds (without penalty for early withdrawal) from any
                                 -------
Provident Bank passbook or certificate account(s) that you may have. ORDERS MUST BE RECEIVED BY 10:00 A.M., NEW YORK TIME, ON ______, 1998.

IF YOU WISH TO PURCHASE STOCK THROUGH AN EXISTING PROVIDENT BANK IRA OR ANY OTHER IRA YOU MAY HAVE, PLEASE CALL THE STOCK INFORMATION CENTER PROMPTLY, AS IRA-RELATED PROCEDURES REQUIRE ADDITIONAL PROCESSING TIME.

Upon consummation of the Offering, we expect that Provident Bancorp, Inc. common stock will be quoted on the Nasdaq National Market under the symbol "PBCP".

IF YOU HAVE ANY QUESTIONS, PLEASE REFER TO THE ENCLOSED QUESTION AND ANSWER BROCHURE OR CALL OUR STOCK INFORMATION CENTER AT THE NUMBER SHOWN BELOW.

I hope that you will take advantage of this opportunity to share in our future.

Sincerely,



George Strayton
President and Chief Executive Officer


THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

--------------------------------------------------------------------------------
                                   QUESTIONS?

                            STOCK INFORMATION CENTER
                                 (914) ___-____
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                   LOCATED AT 400 RELLA BOULEVARD, MONTEBELLO

LETTER TO CLOSED ACCOUNTS (Can Buy, Not Vote)
[Provident Bancorp Letterhead]


Dear Friend:

It is my pleasure to inform you of an investment opportunity. Provident Bank, currently a mutual saving bank ("mutual", meaning no stockholders), is in the process of changing to the mutual holding company corporate structure, whereby our organization will become partially stockholder-owned. To effect the change, Provident Bancorp, Inc., a stock holding company that we are organizing to serve as Provident Bank's parent, is conducting an offering of up to _______ shares of its common stock at a purchase price of $10 per share.

AS AN ELIGIBLE DEPOSITOR OF PROVIDENT BANK ON DECEMBER 31, 1996, OR SEPTEMBER 30, 1998 WHOSE ACCOUNT WAS CLOSED THEREAFTER, YOU HAVE A PURCHASE PRIORITY IN THE OFFERING. Please read the enclosed Prospectus carefully before making an investment decision. If you choose to participate in the Offering, you may do so WITHOUT PAYING A SALES COMMISSION. Please complete the enclosed Stock Order Form and return it in the Stock Order Return Envelope, along with payment. ORDERS MUST BE RECEIVED BY 10:00 A.M., NEW YORK TIME, ON __________, 1998.

IF YOU WISH TO PURCHASE STOCK THROUGH AN IRA, PLEASE CALL THE STOCK INFORMATION CENTER PROMPTLY, AS IRA-RELATED PROCEDURES REQUIRE ADDITIONAL PROCESSING TIME.

Upon consummation of the Offering, we expect that Provident Bancorp, Inc., common stock will be quoted on the Nasdaq National Market under the symbol "PBCP".

IF YOU HAVE ANY QUESTIONS, PLEASE REFER TO THE ENCLOSED QUESTION AND ANSWER BROCHURE OR CALL THE STOCK INFORMATION CENTER AT THE NUMBER SHOWN BELOW.

I hope that you will take advantage of this opportunity to share in our future.

Sincerely,


George Strayton
President and Chief Executive Officer


THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

--------------------------------------------------------------------------------
                                   QUESTIONS?

                            STOCK INFORMATION CENTER
                                 (914) ___-____
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                   LOCATED AT 400 RELLA BOULEVARD, MONTEBELLO

POTENTIAL INVESTOR LETTER
[Provident Bancorp Letterhead]



Dear Friend:

I am pleased to provide you an opportunity to learn about Provident Bancorp, Inc. and its offering of up to _______ shares of common stock at a purchase price of $10 per share.

Please read the enclosed Prospectus carefully before making an investment decision. If you choose to participate in the Offering, you may do so WITHOUT PAYING A SALES COMMISSION. Please complete the enclosed Stock Order Form and return it in the Stock Order Return Envelope, along with payment. ORDERS MUST BE RECEIVED BY 10:00 A.M., NEW YORK TIME, ON _______, 1998.

IF YOU WISH TO PURCHASE COMMON STOCK THROUGH AN IRA, PLEASE BE SURE TO CALL THE STOCK INFORMATION CENTER PROMPTLY, AS IRA-RELATED PROCEDURES REQUIRE ADDITIONAL PROCESSING TIME.

Upon consummation of the Offering, we expect that Provident Bancorp, Inc. common stock will be quoted on the Nasdaq National Market under the symbol "PBCP".

IF YOU HAVE ANY QUESTIONS, PLEASE REFER TO THE ENCLOSED QUESTION AND ANSWER BROCHURE OR CALL THE STOCK INFORMATION CENTER AT THE NUMBER SHOWN BELOW.

Thank you for your interest in the stock offering.

Sincerely,


George Strayton
President and Chief Executive Officer


THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

--------------------------------------------------------------------------------
                                   QUESTIONS?

                            STOCK INFORMATION CENTER
                                 (914) ___-____
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                   LOCATED AT 400 RELLA BOULEVARD, MONTEBELLO

RYAN, BECK "BROKER DEALER" LETTER
[Ryan, Beck Letterhead]



Dear Sir/Madam:

At the request of Provident Bancorp, Inc., we are enclosing materials regarding the offering of Provident Bancorp, Inc. common stock. The materials include a Prospectus and Question and Answer Brochure describing the stock offering. Ryan, Beck & Co., Inc., has been retained by Provident Bancorp, Inc. as selling agent in connection with the stock offering.

We have been asked to forward these materials to you in view of certain regulatory requirements and the securities laws of your state.

Sincerely,

[LOGO OF RYAN, BECK & CO.]

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.



______________________________
NOTE: To accompany one of the preceding letters for prospects in states where the offer must be made by a broker-dealer.

STOCK ORDER ACKNOWLEDGEMENT LETTER



[imprint name & address as shown on Stock Order Form as completed by the subscriber]



Dear Friend:

We are pleased to confirm the receipt of your order and payment for _______ shares of Provident Bancorp, Inc. common stock.

The stock certificate will be registered in the name(s) shown above in the event that your order is filled in whole or in part. Please verify the spelling and accuracy of your name and address. All subsequent mailings, including your stock certificate, will be mailed to that address. If this information is incorrect, please contact us, promptly, in the Stock Information Center at (914) ___-____, from 9:00 a.m. to 4:00 p.m., Monday through Friday.

Please note that, although the Offering period ends at 10:00 a.m., New York time, on __________, 1998, we are required to receive final regulatory approval before stock certificates can be mailed or trading in the stock begins. This type of approval may take two to three weeks. Your stock certificate cannot be mailed until such approval is received.

THIS ACKNOWLEDGMENT THAT YOUR ORDER AND PAYMENT HAVE BEEN RECEIVED IS NOT A GUARANTEE THAT YOUR ORDER WILL BE FILED, EITHER COMPLETELY OR PARTIALLY. IN THE EVENT THAT WE RECEIVE ORDERS FOR MORE SHARES OF STOCK THAN ARE AVAILABLE, SHARES WILL BE ALLOCATED AS DESCRIBED IN THE PROSPECTUS, DATED ___________, 1998.

Timing updates as to when trading will commence can be obtained while regulatory approval is pending. Just call the Stock Information Center at (914) ___-____.



______________________________
NOTE: Printed and mailed by data processing agent or by the Stock Information Center.

STOCK CERTIFICATE MAILING LETTER
[Provident Bancorp, Inc.]



Dear Stockholder:

I would like to welcome you as a stockholder of Provident Bancorp, Inc. A total of ___________ shares were purchased by investors at $10.00 per share.

Your stock certificate is enclosed. Please review it to make sure the registration name is correct. If you find an error or have questions about your certificate, please call our Transfer Agent:

                          Registrar & Transfer Company
                               10 Commerce Drive
                              Cranford, NJ  07016
                              [Contact and phone]

If the original stock certificate must be forwarded for reissue, it is recommended that it be sent to the Transfer Agent by registered mail. If you should change your address, please notify the Transfer Agent immediately so you will continue to receive all stockholder communications.

If you paid for your shares by check or money order, you may have received, or soon will receive, a check representing interest earned on your funds. Interest
payments were calculated at Provident Bank's passbook rate (   %) from the date
your funds were received until ________, 1998. If you paid for your shares by authorizing on your Stock Order Form a withdrawal from a Provident Bank passbook or certificate account, that withdrawal has now been made. Interest was earned at your account's contractual rate and credited to your account through the date of withdrawal.

We thank you for your participation in our Offering.

Sincerely,



George Strayton
President and Chief Executive Officer

__________________
NOTE:  Mailed by transfer agent, with stock certificate.

STOCKGRAM



                        PROVIDENT BANCORP, INC.   [LOGO]



                               S T O C K G R A M



TIME IS RUNNING OUT FOR YOU TO PURCHASE STOCK IN PROVIDENT BANCORP, INC.'S OFFERING OF COMMON STOCK.

THIS IS A REMINDER THAT YOUR OPPORTUNITY TO PURCHASE STOCK IN OUR OFFERING EXPIRES AT 10:00 A.M., NEW YORK TIME, ________, 1998.

YOU SHOULD HAVE RECENTLY RECEIVED A PROSPECTUS AND STOCK ORDER FORM. HOWEVER, ENCLOSED HEREIN ARE ANOTHER STOCK ORDER FORM AND POSTAGE-PAID ORDER REPLY ENVELOPE. IF YOU WISH TO PURCHASE, THE STOCK ORDER FORM AND PAYMENT MUST BE RECEIVED BY 10:00 A.M., NEW YORK TIME, ON ________, 1998.

IF YOU HAVE ALREADY PLACED AN ORDER FOR PROVIDENT BANCORP, INC. STOCK, PLEASE DISREGARD THIS NOTICE.



                                   QUESTIONS?

CALL THE STOCK INFORMATION CENTER AT (914) ___-____, FROM 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY.



THIS NOTICE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

PROXYGRAM



                             R  E  M  I  N  D  E  R

                             WE REQUEST YOUR VOTE!

          (NOT VOTING HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN)
                                                    -------


IN ORDER TO IMPLEMENT PROVIDENT BANK'S REORGANIZATION PLAN, WE MUST RECEIVE A MAJORITY OF OUR ELIGIBLE CUSTOMERS' VOTES IN FAVOR OF THE PLAN, WHICH AUTHORIZES OUR STOCK OFFERING.

You should have recently received our package including a Proxy Statement describing the Plan. If you have not returned the Proxy Card(s) that we included therein, please mark, sign, and mail the enclosed replacement Proxy
                         ----  ----      ----
Card, using the enclosed Reply Envelope.

If you recently mailed your proxy card(s), please accept our thanks and disregard this request.


VOTING DOES NOT OBLIGATE YOU TO PURCHASE STOCK IN OUR STOCK OFFERING.


             WE HOPE YOU WILL VOTE YOUR PROXY CARD "FOR" THE PLAN
                                                    ---


(IF YOU RECEIVE MORE THAN ONE OF THESE REMINDER MAILINGS, PLEASE VOTE EACH PROXY CARD RECEIVED. NONE ARE DUPLICATES!)



                                   QUESTIONS?

Please call our Information Center at (914) ___-____ 9:00 a.m. to 4:00 p.m., Monday through Friday.



                             PROVIDENT BANK [LOGO]

TOMBSTONE NEWSPAPER ADVERTISEMENT (Optional)



                         PROVIDENT BANCORP, INC. [LOGO]
                       HOLDING COMPANY FOR PROVIDENT BANK



                            UP TO __________ SHARES
                                  COMMON STOCK


                                 $10 PER SHARE
                                 PURCHASE PRICE



Provident Bancorp, Inc., newly organized to be the holding company of Provident Bank, is conducting an offering of common stock. Shares may be purchased directly from Provident Bancorp, Inc. during the offering period.


THIS OFFERING EXPIRES ON  ___________, 1998


To receive a Prospectus, please call the Stock Information Center at (914) ___- ____ from 9:00 a.m. to 4:00 p.m., Monday through Friday.



THIS ADVERTISEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

LOBBY POSTER



                            PROVIDENT BANCORP [LOGO]
                       HOLDING COMPANY FOR PROVIDENT BANK



                             UP TO ________ SHARES
                                  COMMON STOCK


                                 $10 PER SHARE
                                 PURCHASE PRICE



WE ARE CONDUCTING AN OFFERING OF COMMON STOCK!

This offering expires at 10:00 a.m. on _______________, 1998.

If you have any questions or to obtain a copy of the Prospectus, please call our Stock Information Center at (914) ___-____, from 9:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is located at 400 Rella Boulevard, Montebello.



THIS NOTICE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

INVITATION AND LOBBY POSTER
(can also be basis of newspaper ad)
-----------------------------------



                        YOU ARE CORDIALLY INVITED. . .


                 TO A COMMUNITY INVESTOR MEETING AND RECEPTION

                     to learn about the business focus of

                            Provident Bancorp, Inc.,
                           parent of Provident Bank,
                         and its common stock offering


                              [Put locations here]

                               ___________, 1998

                                      and

                               ___________, 1998


                                 7:00 p.m.

                           LIGHT REFRESHMENTS SERVED


                              SEATING IS LIMITED
                     Please call to make your reservation.

                             (914) _______________



                           PROVIDENT BANCORP [LOGO]



THIS INVITATION IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

MARKETING FOLDER AND MISSION STATEMENT



AN INVESTMENT OPPORTUNITY . . . . . .

                          Values and Beliefs Statement

  PROVIDENT BANK . . .

  is dedicated to being a full service community bank with the highest standard of corporate values, including integrity, respect, honesty, and fairness to its employees and customers.

  WE BELIEVE . . .

  . . . in being fair and straightforward in our personal and professional conduct and in expecting the same from others.

  . . . that we should conduct ourselves with the highest level of honesty, fairness and integrity in order to earn the trust of all our customers, co-workers and the community.

  . . . that everybody should have the opportunity to express themselves, to be taken seriously and to grow both professionally and personally.

  . . . with passion, in satisfying our customers' needs and in building our community through high quality, efficient and friendly service to every customer.

  . . . that our people are our most important asset.

  . . . that we should always treat all people as we would like to be treated.

  . . . in teamwork. We are proud to be on the Provident Team.

  . . . in the continuous pursuit of excellence.

  . . . in doing what is right each and every time, even when it is not to our benefit.

  . . . in showing respect by listening to, helping and encouraging each other and our customers.

  . . . in personal accountability for our actions and in honoring all our commitments.

  . . . in honest, candid and prompt communications that include all appropriate people.

  . . . in recognizing and celebrating the accomplishments and successes of our people.

  . . . that Provident Bank is a good place to do business with and to work for.

                                     Q & A



(LOGO)

THIS PAMPHLET WILL ANSWER QUESTIONS ABOUT 1) PROVIDENT BANK'S CORPORATE REORGANIZATION AND 2) PURCHASING STOCK IN PROVIDENT BANCORP, INC.'S STOCK OFFERING. THE REORGANIZATION AND THE OFFERING ARE REFERRED TO HEREIN AS THE "TRANSACTION" AND ARE DETAILED IN THE PROVIDENT BANK'S PLAN OF CORPORATE REORGANIZATION (THE "PLAN").

                                THE TRANSACTION

  Pursuant to the Plan, Provident Bank (the "Bank") is changing its legal form of organization from a mutual ("mutual", meaning no stockholders) savings bank to a stock savings bank that will be a wholly-owned subsidiary of Provident Bancorp, Inc., (the "Company"), a stock holding company. In addition, the Bank will organize Provident Bancorp, MHC, a mutual holding company, which will own the majority of common stock of the Company. As a result of the Offering, investors will own a minority of the Company's common stock.

  The Plan has received conditional regulatory approval, subject, primarily, to approval by customers of the Bank eligible to vote on the Plan. These customers have been provided with Proxy Cards and Proxy Statements describing the Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU JOIN US IN VOTING IN FAVOR OF THE PLAN.

VOTING ON THE PLAN DOES NOT OBLIGATE YOU TO PURCHASE STOCK.

  Implementing the Plan will result in a change to our legal form of corporate structure, but it will not result in changes to customer accounts, staff or management.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Q.
  WHAT ARE THE REASONS FOR THE REORGANIZATION?

A.
  We believe that the Reorganization will allow the Bank to better serve our customers in the future. Because the mutual holding company corporate structure provides savings banks with increased operating flexibility, the Bank will be better positioned to respond to future regulatory changes, to compete with other financial institutions and to take advantage of business opportunities.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  WHAT ARE THE EXPECTED BENEFITS OF THE REORGANIZATION AND OFFERING?

A.The Transaction that we are undertaking has become common to savings banks in recent years and is integral to the future of our organization.

  . By selling some of its shares of common stock to investors in the Offering, the Company will become partially publicly-owned. Customers of the Bank and others who participate in the Offering will become stockholders, sharing in the future of our organization.

  . Proceeds raised in the sale of common stock in the Offering will benefit our organization by i) providing funds for Provident Bank to lend and invest and ii) increasing our capital base, which will facilitate continued growth and expanded products and services.

  . The mutual holding company structure i) allows for capital-raising alternatives, such as selling common stock of our organization and ii) can facilitate growth by providing the mechanism to acquire financial institutions and diversity operations. NO ACQUISITION OR
     DIVERSIFICATION PLANS CURRENTLY EXIST.

  The Transaction may seem complicated, but its purpose is simple. The practical result will be to enhance our ability to thrive as an independent, competitive community-oriented financial institution.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.WILL THE TRANSACTION HAVE ANY EFFECT ON MY DEPOSIT ACCOUNT OR LOAN ACCOUNT
  WITH PROVIDENT BANK?

A.
  No. The Transaction will not affect the account number, amount, interest rate or withdrawal rights of deposit accounts, which will continue to be insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  MAY THE ORGANIZATION CONDUCT FUTURE STOCK OFFERINGS?

A.
  Yes. The Plan authorizes Provident Bancorp, Inc. to offer shares of stock for sale to investors in the future. Importantly, as long as the mutual holding company corporate structure remains in place, Provident Bancorp, MHC must remain the Company's majority stockholder, owning over 50% of the outstanding voting stock. (As part of the Reorganization, Provident Bancorp, MHC will acquire 53.4% of the stock of the Company.) As a result of the mutual holding company's ownership requirement, minority stockholders (investors) must own less than 50% of the Company's outstanding voting stock. This investor ownership limitation ensures that the Bank can remain independent and community- oriented. It cannot be sold by stockholders.

  Although we have no present intention to do so, the Reorganization preserves the flexibility for the mutual holding company structure to be replaced by the fully stock form of corporate structure. In a "full" conversion, 100% of the shares of outstanding voting stock are owned by investors. Such a corporate change and related stock offering would again require obtaining the approval of regulators and the Bank's customers.

                                       .

                               BUSINESS AS USUAL

Q.WILL THE REORGANIZATION RESULT IN CHANGES TO THE BANK'S STAFF OR MY DE-
  POSIT AND LOAN ACCOUNTS?

A.No. The Reorganization will change our corporate form of organization, but not our business relationships! We are not affiliating with another company. Our Bank's name will not change. Our employees will continue to serve our customers. The directors of the Bank will continue in their current capacity and will also serve as the initial directors of the two new holding companies.

                                       .

                     VOTING--YOUR PROMPT VOTE IS IMPORTANT

PURSUANT TO REGULATORY REQUIREMENTS, CERTAIN CUSTOMERS OF PROVIDENT BANK ARE REQUESTED TO VOTE ON THE PLAN.

Q.
  WHO IS ELIGIBLE TO VOTE ON THE PLAN?

A.
  Depositors of Provident Bank on October 30, 1998 and borrowers at that date whose loans were outstanding as of July 9, 1998, are "members" of the Bank eligible to vote. Members have been provided with a Proxy Statement describing the Plan and with Proxy Card(s) on which to record their vote.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.WHAT VOTE IS REQUIRED FOR APPROVAL OF THE PLAN?

A.As stipulated by regulatory requirements, the affirmative vote of a majority of the total votes eligible to be cast is required for approval of the Plan by members. Because of this high requirement, your vote is very important.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.WHAT HAPPENS IF I DON'T VOTE?

A.
  Without sufficient votes cast IN FAVOR of the Plan, the Reorganization and the Offering cannot be completed. Funds submitted in the Offering by investors would be returned. NOT VOTING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN, so our Board of Directors urges you to join them in voting IN FAVOR of the Plan. Return the signed Proxy Card(s) using the enclosed Proxy Return Envelope or by hand-delivery to a Provident Bank office. Please return the card(s) promptly!

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.AM I REQUIRED TO PURCHASE STOCK IF I VOTE ON THE PLAN?

A.No. Voting on the Plan does not obligate you to purchase stock in the Offering. To make a purchase, you must submit a Stock Order Form and payment, as described in the "Purchasing Stock" section of this brochure.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  HOW MANY VOTES DO I HAVE?

A.Each depositor member will be entitled to cast one vote for each $100 or fraction thereof of the withdrawable value of deposit accounts in the Bank as of October 30, 1998. Each borrower member will be entitled to cast one vote in the aggregate for all loans as a borrower, in addition to the votes he or she is entitled to cast as a depositor. No member, however, may cast more than 1,000 votes.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  WHY DID I RECEIVE SEVERAL PROXY CARDS?

A.
  If you have more than one account at Provident Bank, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. Please promptly complete, sign and submit all Proxy Cards that you received. None are duplicates.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       .

                               PURCHASING STOCK

INVESTMENT IN COMMON STOCK INVOLVES CERTAIN RISKS. BEFORE MAKING AN INVESTMENT DECISION, PLEASE CAREFULLY READ THE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.WHO MAY PURCHASE COMMON STOCK IN THE OFFERING?

A.No one is obligated to purchase stock, however, as described in detail in the Prospectus, non-transferrable subscription rights to subscribe for stock have been granted in the SUBSCRIPTION OFFERING, providing for the following order of purchase priority: (i) Provident Bank depositors with aggregate deposits of $50 or more as of December 31, 1996; (ii) Provident Bank's Employee Stock Ownership Plan; (iii) Provident Bank depositors with aggregate deposits of $50 or more as of September 30, 1998; (iv) Provident Bank depositors as of October 30, 1998, and borrowers as of that date whose loans were outstanding as of July 9, 1998 and (v) Provident Bank's directors, officers and employees.

  Shares unsold in the Subscription Offering may be offered in a COMMUNITY OFFERING to the general public.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.ARE MY SUBSCRIPTION RIGHTS AS AN ELIGIBLE DEPOSITOR OR BORROWER TRANSFER-
  ABLE?

A.
  No. Any attempt to transfer subscription rights to any other person is illegal and subject to fines. The Bank and the Company intend to prosecute any attempt to transfer subscription rights.

  If anyone offers to give you money to buy stock in your name, in exchange for later transferring the stock or requests to share in proceeds upon your future sale of Provident Bancorp, Inc. stock, please inform our Stock Information Center at (914) 369-8550.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND WHAT IS THE PRICE PER
  SHARE?

A.
  Provident Bancorp is offering between 2,575,000 and 3,484,500 shares (the "Offering Range"), subject to a possible 15% increase to 4,007,125 shares. All purchasers will pay $10 per share. NO SALES COMMISSION WILL BE CHARGED.

  The Offering Range is based on an independent appraisal of the pro forma market value of our organization after the Transaction, estimated to be
  between $55,250,000 million and $74,750,000 at      , 1998. Based on the
  appraisal, between 5,525,000 million and 7,475,000 shares will be issued. Provident Bancorp, MHC will own 53.4% of the outstanding shares, while investors in the Offering will acquire 46.6% of the outstanding shares. You will not be permitted to change your order, unless, as a result of a result of a revised appraisal, less than 2,575,500 or more than 4,077,175 shares are sold in the Offering.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.WHEN DOES THE OFFERING TERMINATE

A.The Offering will terminate at noon, New York time, DECEMBER 17, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  HOW DO I PURCHASE PROVIDENT BANCORP COMMON STOCK IN THE OFFERING

A.Please carefully read and complete the Stock Order Form. You may hand-deliver the Stock Order Form to any Provident Bank office, or you may use the enclosed Stock Order Return Envelope. NO SALES COMMISSION WILL BE CHARGED FOR THE PURCHASE OF SHARES DURING THE OFFERING. Payment, at $10 per share, may be made by check or money order or by authorization of withdrawal from your Provident Bank passbook or certificate account(s) (i.e. non-transaction deposit accounts). Withdrawal will not be made until consummation of the Transaction, but the designated funds will not be available for your use in the interim. ANY APPLICABLE PENALTY FOR EARLY WITHDRAWAL FROM PROVIDENT BANK CERTIFICATES WILL BE WAIVED IF YOU USE CERTIFICATE FUNDS TO PURCHASE STOCK.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  WILL I RECEIVE INTEREST ON FUNDS I SUBMIT?

A.
  Yes. Funds received as check or money order will be cashed immediately and placed in a segregated account at Provident Bank, and interest will be paid at the Bank's passbook rate until the Transaction is consummated. With respect to authorized account withdrawals, interest will continue to accrue at the account's contractual rate until the Transaction is consummated.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.ON THE STOCK ORDER FORM, MAY SHARES BE REGISTERED IN SOMEONE ELSE'S NAME?

A.No. Common stock must be registered in the name(s) of the purchaser(s).
  Persons purchasing in the Subscription Offering, as described above, must register the stock only in one or more of the names listed on the Provident Bank account as of the eligibility date.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.MAY I PURCHASE THE COMMON STOCK USING IRA FUNDS?

A.
  Yes. However, if you have an IRA at Provident Bank, you will need to transfer that existing relationship to an independent trustee authorized to hold self-directed IRA accounts. Because IRA-related purchases require additional processing time, we recommend that you call the Stock Information Center promptly for assistance in transferring your account or establishing a new self-directed IRA for the purchase of the stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.WHAT ARE THE PURCHASE LIMITATIONS IN THE OFFERING?

A.The minimum purchase is 25 shares. No person may purchase in the Subscription Offering more than $200,000 of stock. No person, together with associates or persons acting in concert with such person, may purchase more than $400,000 of stock in all categories of the Offering, consisting of the Subscription Offering and any Community Offering and Syndicated Community Offering. The Board of Directors may increase or decrease the purchase limitations, as described in the Prospectus.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  WHAT WILL HAPPEN TO MY ORDER IF ORDERS ARE RECEIVED FOR MORE STOCK THAN IS OFFERED FOR SALE?

A.
  In the event of oversubscription, available shares must be allocated. The allocation method depends on the purchase priority category in which the oversubscription takes place. Please read "The Reorganization and Offering" section of the Prospectus, which provides details about the allocation procedure.

  If an order cannot be filled, funds remitted by you which are not applied in full or in part to purchase stock will be promptly refunded, with interest. If payment was made by authorization to withdraw funds, the funds not used to purchase stock will remain in that deposit account, along with accrued interest.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.IS THE COMMON STOCK INSURED BY THE FDIC?

A.NO. COMMON STOCK CANNOT BE INSURED BY PROVIDENT BANK, PROVIDENT BANCORP,
  INC., BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING LOSS OF PRINCIPAL INVESTED.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

A.
  Although no decision has been made whether to pay dividends, Provident Bancorp, Inc.'s Board of Directors will consider a policy of paying quarterly cash dividends. Dividends will be dependent on our organization's operating results and financial condition. No assurance can be given that any dividends, either regular or special, will be declared.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.ARE DIRECTORS AND OFFICERS PURCHASING COMMON STOCK IN THE OFFERING?

A.Yes. The 14 directors and executive officers intend to purchase an aggregate of 330,000 shares, or $3,300,000 in the Offering.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  MAY I OBTAIN A LOAN FROM PROVIDENT BANK TO PAY FOR MY COMMON STOCK SHARES?

A.
  No. Provident Bank may not make loans for this purpose, but other financial institutions may be able to make such loans.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.
  WHEN WILL I RECEIVE MY STOCK CERTIFICATE FOR SHARES I PURCHASED IN THE OF-FERING?

A.
  Stock certificates will be mailed to investors as soon as practicable after the Transaction is consummated. Please be aware that you may not be able to sell the shares you purchased until you have received a stock certificate.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Q.HOW MAY I PURCHASE OR SELL SHARES OF PROVIDENT BANCORP, INC. STOCK IN THE
  FUTURE?

A.After the Offering is concluded, you may purchase or sell Provident
  Bancorp, Inc. stock through a stockbroker or discount brokerage. The Company has received conditional approval to have its shares quoted on the Nasdaq National Market under the symbol "PBCP".

  There can be no assurance that an active and liquid market for the Company's stock will develop, and there can be no assurance that purchasers of shares of common stock in the Offering will be able to sell those shares at or above the $10 per share purchase price in the Offering.

                               ----------------

                                  QUESTIONS?

   Call the Stock Information Center at (914) 369-8550from 9:00 a.m. to 4:00
                          p.m., Monday through Friday

                     [Provident Bancorp Logo Appears Here]

                            Provident Bank and its
                       Reorganization and Stock Offering

                     [Provident Bancorp Logo Appears Here]

                  This presentation contains forward-looking
                      statements which involve risks and
                 uncertainties.  The Company's actual results
                  may differ significantly from the results
                discussed in the forward-looking statements.
                  Factors that might cause such a difference
               include, but are not limited to, those discussed
                     in the "Risk Factors" section of the
                                  Prospectus.

                     [Provident Bancorp Logo Appears Here]

                          Overview of Provident Bank


Serving the financial
needs of Rockland
County Residents since
1888


Offering a broad range of                       [MAP]
customer focused
services as an alternative
to money center banks

                     [Provident Bancorp Logo Appears Here]

                              Operating Strategy

Community Banking and Customer Service

Growing and Diversifying the Loan Portfolio

Expanding the Retail Banking Franchise

Maintaining Asset Quality

Managing Interest Rate Risk

                     [Provident Bancorp Logo Appears Here]


                             Financial Highlights
                            (Dollars in Thousands)


                                       At or for the Year Ended Sept. 30,
                                    ---------------------------------------              Percent
                                         1997                       1998                  Change
                                    --------------               ----------              --------

 Total Assets                         $648,742                     $691,068                6.5%
 Loans Receivable, Net                 404,497                      463,667                14.6%

 Deposits                              546,846                      573,174                4.8%
 Equity                                 50,399                       55,200                9.5%

 Net Income                           $  4,598                     $  4,242

 Ratios
 ------
 Loans as % Deposits                     73.97%                       80.89%

 ROA                                      0.72%                        0.64%
 ROE                                      9.51%                        7.94%

 Net Int. Rate Spread                     3.92%                        3.78%
 Net Interest Margin                      4.36%                        4.28%


                     [Provident Bancorp Logo Appears Here]


                                 Asset Growth


                           [Bar Graph Appears Here]


                                ($ in Millions)

                               At September 30,

                                 1994    480.5
                                 1995    526.6
                                 1996    634.3
                                 1997    648.7
                                 1998    691.1

                     [Provident Bancorp Logo Appears Here]

                               Asset Composition
                             At September 30, 1998


Loans are 67% of Assets and 81% of Deposits
97% of Assets are Earning Assets

                          [Pie Graph Appears Here]


Loans Receivable, Net           67%          Mortgage-Backed Securities    19%
Investment Securities           10%          Other Interest Earning Assets  1%
Non-Interest Earning Assets      3%

                     [Provident Bancorp Logo Appears Here]

                          Loan Portfolio Composition
                               At September 30,


Commercial and Commercial Real Estate Lending have increased over 75% since 1993

                          [Pie Graph Appears Here]

One to Four Family                              Multi-family
Commercial Real Estate                          Construction and Land
Consumer Loans                                  Commercial Business Loans

                     [Provident Bancorp Logo Appears Here]

                                 Asset Quality
                               At September 30,

                       Non-Performing Assets as % Assets

                           [Bar Graph Appears Here]

                     1994    1995    1996    1997    1998
                     0.94%   1.29%   1.21%   0.75%   0.94%

                       Allowance to Non-Performing Loans

                           [Bar Graph Appears Here]

                     1994    1995     1996    1997    1998
                    75.55%  52.59%   52.87%  80.80%  80.33%

                     [Provident Bancorp Logo Appears Here]


                              Deposit Composition
                             At September 30, 1998

57% of Deposits are Core Deposits

                           [Pie Chart Appears Here]


          Demand Deposits                       NOW Deposits

          Savings Deposits                         MMDAs

         CDs less than $100,000          CDs greater than $100,000

                     [Provident Bancorp Logo Appears Here]



                                  Net Income


                           [Bar Graph Appears Here]

                               ($ in Thousands)

                            1994            $4,805
                            1995            $4,803
                            1996*           $2,097
                            1997            $4,598
                            1998            $4,242

                       For the Year Ended September 30,
*Includes after tax impact of the SAIF premium of approximately $2 million.

                     [Provident Bancorp Logo Appears Here]


                                    Equity

                           [Bar Graph Appears Here]

                                ($ In Millions)

                             1994            $38.6
                             1995            $43.8
                             1996            $45.5
                             1997            $50.4
                             1998            $55.2

                               At September 30,

                     [Provident Bancorp Logo Appears Here]

                              Bank Capital Ratios

                                                             Pro
                                                            Forma
                                                             for
                                                           Capital
                                                           Offering
                                     At June 30,            at The
                                        1998               Midpoint
                                  ----------------      ----------------

Tangible Capital                         7.32%              10.00%
   Required                              1.50%               1.50%
                                        -----               -----
Excess                                   5.82%               8.50%

Core Capital                             7.32%              10.00%
   Req. for Well Capitalized             5.00%               5.00%
                                        -----               -----
Excess                                   2.32%               5.00%

Risk-Based Capital                      14.23%              19.02%
   Req. for Well Capitalized            10.00%              10.00%
                                        -----               -----
Excess                                   4.23%               9.02%

                     [Provident Bancorp Logo Appears Here]

                              Recent Developments

[To be addressed]

                     [Provident Bancorp Logo Appears Here]


                       What is a Mutual Holding Company?

              _________________               ___________________
             |                 |             |                   |  46.6% of the
53.4% of the |   Provident     |             |      Minority     |      Common
  Common     |  Bancorp, MHC   |             |    Stockholders   |      Stock
  Stock      |                 |             |  (Including ESOP) |
             |_________________|             |___________________|
                     |                                  |
                     |                                  |
                     |                                  |
                     |                                  |
                     |                                  |
              ___________________________________________________
             |                                                   |
             |              Provident Bancorp, Inc.              |
             |___________________________________________________|
                                        |
                                        | 100% of the Common Stock
                                        |
              ___________________________________________________
             |                                                   |
             |                   Provident Bank                  |
             |___________________________________________________|

                     [Provident Bancorp Logo Appears Here]

                                 Why the MHC?

The MHC Structure supports our strategic vision

        .  Provides Access to Capital Markets

                -  Strengthens Our Capital Base

        .  Makes us competitive in attracting and retaining the best talent

        . Provides flexibility - we can raise capital according to our measured, strategic plan

                     [Provident Bancorp Logo Appears Here]

                          The Full Conversion Option

Incremental and Second Step Offerings

        .  Potential to Raise Additional Capital

        .  Available to Support our Growth Strategy

There can be no assurance that such a transaction will occur

                     [Provident Bancorp Logo Appears Here]


                    [Logo of Ryan, Beck & Co. Appears Here]

                     [Provident Bancorp Logo Appears Here]

                                 The Offering


Price Per Share                              $10.00

Minority Ownership Interest                   46.6%

Offering Range

     Minimum                              $24.57 million
     Midpoint                             $28.90 million
     Maximum                              $33.24 million
     Adjusted Maximum                     $38.22 million

Symbol                                        PBCP

                     [Provident Bancorp Logo Appears Here]

                         Approvals Required


Regulatory Approvals

Customer Approval

        . Voting Record Date is October 30, 1998

                     [Provident Bancorp Logo Appears Here]

                              Offering Priorities

Depositors as of December 31, 1996 (minimum of $50 )

Employee Benefit Plans (ESOP)

Depositors as of September 30, 1998 (minimum of $50 )

Other Members at the Voting Record Date

Employees, Officers and Directors

Provident Bank's Community

                     [Provident Bancorp Logo Appears Here]


Directors and Officers anticipate purchasing up to $3.3 million, or 9.9% of the offering at the maximum

                     [Provident Bancorp Logo Appears Here]

                                Dividend Policy


[To be determined]

                     [Provident Bancorp Logo Appears Here]

                              Trading Information


Provident has applied to have the stock traded on the Nasdaq National Market under the symbol PBCP

Once the securities have been issued they can be traded through a stock broker

                     [Provident Bancorp Logo Appears Here]


                              The Offering Price


                          Price to Pro Forma         Price as % Pro
                              Earnings*             Forma Book Value
                         --------------------     --------------------

Minimum                          10.1x                  71.12%
Midpoint                         11.7x                  79.55%
Maximum                          13.4x                  87.18%
Adjusted Maximum                 15.0x                  95.15%

NY Thrift Institutions
Thrifts Nationwide                      [To be updated]
MHCs Nationwide

*Based on the nine months ended June 30, 1998, annualized.

                    [Provident Bancorp Logo Appears Here]

                           Investment Attributes





Strong Management

Profitable, Well Positioned Institution

High Asset Quality

Well Capitalized

Directors and Officers anticipate purchasing up to $3.3 million, or 9.9% of the offering

                    [Provident Bancorp Logo Appears Here]

                                 Important!!!

Please Read the Prospectus

Common Stock is NOT Insured

                    [Provident Bancorp Logo Appears Here]

                                 How to Order


Complete and Sign the "Stock Order Form"

Payment

        .  Enclose a Check, or

        .  Authorize Withdrawal from Passbook or Certificate Accounts

Order Form and Payment must be RECEIVED on or before noon on December 17, 1998
                               --------

     [Shares ordered through IRAs will require additional time to process]

                    [Provident Bancorp Logo Appears Here]

                                  Questions?

The Stock Information Center

     Just a Phone Call Away

                        [Phone Graphic Appears Here]


                                (914) 369-8550

                    [Provident Bancorp Logo Appears Here]

                            Stock Information Center

                                 (914) 369-8550